Exhibit 10.6
TERM OVERRIDING ROYALTY INTEREST CONVEYANCE
(PUD)
COMMONWEALTH OF PENNSYLVANIA
INTRODUCTION
     THIS TERM OVERRIDING ROYALTY INTEREST CONVEYANCE (this “Conveyance”) from ENERGY CORPORATION OF AMERICA, a West Virginia corporation, with offices at 4643 South Ulster Street, Suite 100, Denver, Colorado 80237-2867 (“Assignor”), to Eastern Marketing Corporation, a West Virginia corporation with offices at 4643 South Ulster Street, Suite 100, Denver, Colorado 80237-2867 (“Assignee”), is delivered to be effective as of 7:00 a.m., Eastern Time, April 1, 2010 (the “Effective Time”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article II below.
ARTICLE I
CONVEYANCE
     Section 1.01 The Grant. For and in consideration of good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor has, subject to the terms of this Conveyance, BARGAINED, SOLD, GRANTED, CONVEYED, TRANSFERRED, ASSIGNED, SET OVER, and DELIVERED, and by these presents does hereby BARGAIN, SELL, GRANT, CONVEY, TRANSFER, ASSIGN, SET OVER, and DELIVER unto Assignee, for the Term, as a term net overriding royalty interest (the “Royalty Interest”), a variable undivided interest in and to the Subject Interests, to the extent that the Subject Interests pertain to Gas in, under and that may be produced and saved from the wellbores of the Development Wells, sufficient to cause Assignee to receive the Assignee Gas or proceeds thereof calculated and paid in money in accordance with the further terms and conditions of this Conveyance.
     Section 1.02 Term. The term of the Royalty Interest (the “Term”) shall begin at the Effective Time and end at March 31, 2030 (the “Termination Date”). At the end of the Term, all of Assignee’s interest in and to the Royalty Interest shall automatically terminate and immediately revert to and revest in Assignor.
     Section 1.03 Habendum Clause. TO HAVE AND TO HOLD the Royalty Interest, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Assignee, its successors and assigns, for the Term, subject to terms and provisions of this Conveyance.

     Section 1.04 Warranty.
          (a) The Warranty. Assignor warrants to Assignee, its successors and assigns, that the Subject Interests are free of all Encumbrances created by, through, or under Assignor, but not otherwise, except for the Permitted Encumbrances.
          (b) Remedies.
     (i) Subject to Section 1.04(b)(ii), in the event of a breach of the foregoing warranty for any Subject Interest, Assignee’s sole remedy shall be to receive payment on each applicable Quarterly Payment Date, out of Assignor’s Net Share of Gas from other Development Wells in excess of that subject to the Royalty Interest and the royalty interest created pursuant to the Perpetual PUD Conveyance (the “Assignor Retained Gas”), without interest (except such interest payable under this Conveyance on payments made after the applicable due date as described in Section 5.02 below), of an amount equal to the difference between (x) Assignee Gas (or the proceeds from the sale thereof) that Assignee would have received with respect to such Development Well in the applicable Computation Period if such warranty had not been breached and (y) Assignee Gas (or the proceeds from the sale thereof) that Assignee actually received during that Computation Period with respect to that Development Well, to the extent such difference is attributable to the breach of the warranty, but not to the extent that such difference is attributable to any other cause, and any such amounts of Assignor Retained Gas shall be treated as Assignee Gas.
     (ii) In the event a breach of the foregoing warranty for any Subject Interest is due to production burdens in excess of twelve and one half percent (12.5%) with respect to a Development Well, Assignor shall pay to Assignee on each applicable Quarterly Payment Date an amount equal to that which Assignee would have received with respect to such Development Well in the applicable Computation Period if such warranty had not been breached out of Assignor Retained Gas, and such excess production burdens will be fully allocated against Assignor’s retained interest in such Development Well.
          (c) DISCLAIMER. EXCEPT FOR THE WARRANTIES OF TITLE GIVEN IN SECTION 1.04(a), ASSIGNOR MAKES THIS CONVEYANCE AND ASSIGNS THE ROYALTY INTEREST WITHOUT RECOURSE, COVENANT OR WARRANTY OF TITLE OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY. ANY COVENANTS OR WARRANTIES IMPLIED BY STATUTE OR LAW BY THE USE HEREIN OF THE WORDS “GRANT”, “CONVEY” OR OTHER SIMILAR WORDS ARE HEREBY EXPRESSLY DISCLAIMED, WAIVED AND NEGATED. WITHOUT LIMITING THE GENERALITY OF THE TWO PRECEDING SENTENCES, ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (i) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF

HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE SUBJECT INTERESTS, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iv) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (v) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER ANY APPLICABLE LEGAL REQUIREMENT; IT BEING THE EXPRESS INTENTION OF BOTH ASSIGNEE AND ASSIGNOR THAT THE ROYALTY INTEREST IS HEREBY ASSIGNED TO ASSIGNEE ON AN “AS IS” AND “WHERE IS” BASIS WITH ALL FAULTS, AND THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS ASSIGNEE DEEMS APPROPRIATE. ASSIGNOR AND ASSIGNEE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LEGAL REQUIREMENTS TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LEGAL REQUIREMENT.
          (d) Substitution of Warranty. This instrument is made with full substitution and subrogation of Assignee in and to all covenants of warranty by Third Persons (other than Affiliates of Assignor) heretofore given or made with respect to the Development Wells, the Subject Interests or any part thereof or interest therein.
     Section 1.05 Release of Excess Acreage. After the Drilling Obligation Completion Date, Assignee shall, on request, execute, acknowledge, and deliver to Assignor a recordable instrument (reasonably acceptable to Assignor) that conveys the Royalty Interest to Assignor and releases such Royalty Interest and this Conveyance with respect to all Subject Lands except such portion of any Subject Lands that covers and pertains to all Subject Gas in, under and that may be produced from any wellbore of any Development Well.
     Section 1.06 Development Agreement. Assignor shall enter into the Development Agreement with Assignee or its permitted successor or assign.
ARTICLE II
DEFINITIONS
     This Article II defines certain capitalized words, terms, and phrases used in this Conveyance. Certain other capitalized words, terms, and phrases used in this Conveyance are defined elsewhere in this Conveyance.
     “Additional Lease” is defined in Section 12.01.
     “Affiliate” means, for any specified Person, another Person that controls, is controlled by, or is under common control with, the specified Person. “Control,” in the preceding sentence, refers to the possession by one Person, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.
     “AMI Area” means that area depicted on the map set forth on Exhibit B as the AMI Area.

     “Assignee” is defined in the introduction to this Conveyance and also includes all permitted successors and assigns of Assignee.
     “Assignee Conveyances” means for purposes of Section 11.02(a), this Conveyance, the Term PDP Conveyance, the Perpetual PDP Conveyance, the Perpetual PUD Conveyance and the Investor Conveyance, considered collectively.
     “Assignee Gas” is defined in Section 3.01.
     “Assignee Proceeds” means, for any Computation Period, proceeds received by Assignor for the account of Assignee, as Assignee’s marketing and payment agent and representative, from the sale of Assignee Gas under this Conveyance less Chargeable Costs calculated in accordance with Section 3.03.
     “Assignor” is defined in the Introduction to this Conveyance and also includes all permitted successors and assigns of Assignor.
     “Assignor Retained Gas” is defined in Section 1.04(b)(i).
     “Assignor’s Net Share of Gas” means the share of Subject Gas from each Development Well that is attributable to Assignor’s Net Revenue Interest in that Development Well.
     “Business Day” means any day that is not a Saturday, Sunday, a holiday determined by the New York Stock Exchange, Inc. as “affecting ‘ex’ dates” or any other day on which national banking institutions in New York, New York are closed as authorized or required by law.
     “Chargeable Costs” is defined in Section 3.02(a).
     “Computation Period” means each calendar quarter commencing at the Effective Time, with each calendar quarter being deemed to have begun at 7:00 a.m. Eastern Time on the first day of such calendar quarter and to have ended at 7:00 a.m. Eastern Time on the first day of the next calendar quarter, except for (a) the first Computation Period, which shall be deemed to have begun at the Effective Time and to have ended at 7:00 a.m. Eastern Time on July 1, 2010, and (b) the final Computation Period, which shall be deemed to have begun at 7:00 a.m. Eastern Time on the first day of the calendar quarter in which the Termination Date occurs and to have ended at the Termination Date.
     “Conveyance” is defined in the Introduction to this Conveyance.
     “Development Agreement” means that certain Development Agreement between Assignor and the Trustee dated as of even date herewith.
     “Development Well” has the meaning given such term in the Development Agreement.
     “Drilling Obligation” means Assignor’s obligation set forth in Section 2.01(a) of the Development Agreement.

     “Drilling Obligation Completion Date” has the meaning given to such term in the Development Agreement.
     “Effective Time” is defined in the Introduction to this Conveyance.
     “Encumbrance” means any mortgage, lien, security interest, pledge, charge, encumbrance, limitation, preferential right to purchase, consent to assignment, irregularity, burden, or defect.
     “Excess Costs” means, in any Computation Period, the excess of Chargeable Costs for that Computation Period over the amount determined by multiplying Assignor’s Net Share of Gas produced during the Computation Period by the Sales Price for that Computation Period. Excess Costs shall bear interest at the Prime Interest Rate from the end of the Computation Period in which such costs were incurred to the date that Assignor recovers such amounts from Assignee Proceeds.
     “Exchange Acreage” has the meaning set forth in Section 12.02.
     “Excluded Assets” means those oil and gas wells and all oil and gas formations, except for the Target Formation, in the lands subject to or covered by the oil and gas leases described on Exhibit C.
     “Fair Value” means, with respect to any portion of the Royalty Interest to be released pursuant to Section 11.02 or 11.03 in connection with a sale or release of any Development Well or Subject Interest, an amount of net proceeds which could reasonably be expected to be obtained from the sale of such portion of the Royalty Interest to a party which is not an Affiliate of either the Assignor or Assignee on an arms’-length negotiated basis, taking into account relevant market conditions and factors existing at the time of any such proposed sale or release, such net proceeds to be determined by deducting Assignee’s proportionate share of sales costs, commissions and brokerage fees, if any (based on the ratio of (i) the fair market value of the portion of the Royalty Interest being released to (ii) the fair market value of the Development Wells and Subject Interests being transferred (including the value of the Royalty Interest being released).
     “Farmout Agreements” means any farmout agreement, participation agreement, exploration agreement, development agreement or any similar agreement.
     “Force Majeure” is defined in Section 13.02.
     “Gas” means natural gas and all other gaseous hydrocarbons, excluding condensate, butane, and other liquid and liquefiable components that are actually removed from the Gas stream by separation, processing, or other means. Any oil, gas or mineral lease or other similar instrument that covers Gas shall be considered a “Gas lease” hereunder, even if it also covers other substances.
     “Governmental Authority” means the United States of America, any state, commonwealth, territory, or possession thereof, and any political subdivision of any of the foregoing, including courts, departments, commissions, boards, bureaus, agencies, and other instrumentalities.
     “Greene County Gathering System” means Assignor’s Greene County, Pennsylvania Gathering System.
     “Investor Conveyance” means that certain Private Investor Overriding Royalty Interest Conveyance by and between the Private Investors and the Trust dated effective as of the Effective Time.
     “Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation of, including the terms of any license or permit issued by, any Governmental Authority.
     “MBtu” means one thousand British thermal units, and “MMBtu” means one million British thermal units.
     “Mcf” means one thousand cubic feet of Gas, and “MMcf” means one million cubic feet of Gas, measured and expressed in each case at the same temperature, pressure, and other conditions of measurement (a) provided in any contract for the purchase of Gas from the Subject Interest or, (b) if no such contract exists, provided by applicable state law for purposes of reporting production to Governmental Authorities.
     “Mortgages” means, collectively, (i) the Drilling Support Lien (as such term is defined in the Development Agreement) and (ii) that certain Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement, granted by Assignor in favor of the Trust dated as of even date herewith, which agreement grants the Trust a lien and security interest on the Royalty Interest (as such term is defined in each of the Conveyances).
     “Net Revenue Interest” means the interest, stated as a decimal fraction, in Subject Gas production from a Development Well that Assignor is entitled to take with respect to Assignor’s Subject Interest in that Development Well and the associated Subject Lands, subject only to the Permitted Production Burdens (treated in each case as a reduction in interest rather than as a cost).
     “Non-Affiliate” means, for any specified Person, any other Person that is not an Affiliate of the specified Person.
     “Notice” is defined in Section 14.01.
     “Party,” when capitalized, refers to Assignor or Assignee. “Parties,” when capitalized, refers to Assignor and Assignee.
     “Permitted Encumbrances” means:
          (a) the Permitted Production Burdens;

          (b) contractual obligations arising under operating agreements, Farmout Agreements, production sales contracts, leases, assignments, and other similar agreements that may affect the properties or their titles;
          (c) pooling and unitization agreements, declarations, orders, or Legal Requirements to secure payment of amounts not yet delinquent;
          (d) liens that arise in the normal course of operations, such as liens for unpaid taxes, statutory liens securing unpaid suppliers and contractors, and contractual liens under operating agreements, in any case, that are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;
          (e) conventional rights of reassignment that obligate Assignor to reassign all or part of any Subject Interest to a Third Person if Assignor intends to release or abandon such interest before the expiration of the primary term or other termination of such interest;
          (f) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions, and other surface uses and impediments on, over, or in respect of the Subject Interests that are not such as to interfere materially with the operation, value, or use of the Subject Interests;
          (g) rights reserved to or vested in any Governmental Authority to control or regulate any Subject Interests in any manner, and all applicable Legal Requirements;
          (h) the terms of the instruments creating the Subject Interests and Subject Lands;
          (i) any Prior Reversionary Interests that affect the Subject Interests; and
          (j) the Mortgages,
provided that such aforementioned encumbrances are of the type and nature customary in the oil and gas industry, as conducted in the Appalachian Basin, and do not, alone or in the aggregate, materially and adversely affect the operation, value, or use of any Subject Interest, and all to the extent, and for so long as, such Permitted Encumbrances are otherwise valid and enforceable against the Subject Interests, without recognizing, expressly or by implication, any rights or interests in any Third Person or Governmental Authority that such Third Person or Governmental Authority does not otherwise lawfully possess.
     “Permitted Production Burdens” means (a) all Production Burdens that affected the Subject Interests when they were acquired by Assignor and (b) all Production Burdens that were created by Assignor; in each case, provided that the total Permitted Production Burdens for any Development Well shall not exceed twelve and one half percent (12.5%) (proportionately reduced to Assignor’s Working Interest in such Development Well).

     “Perpetual PDP Conveyance” means that certain Perpetual Overriding Royalty Interest Conveyance (PDP) by and between Assignor and the Trust dated effective as of the Effective Time.
     “Perpetual PUD Conveyance” means that certain Perpetual Overriding Royalty Interest Conveyance (PUD) by and between Assignor and the Trust dated effective as of the Effective Time.
     “Person” means any natural person, corporation, partnership, trust, estate, or other entity, organization, or association.
     “Private Investors” means the individuals or entities listed on Exhibit D attached hereto.
     “Post Production Cost Charge” is defined in Section 3.02(c).
     “Prime Interest Rate” is defined in Section 5.02(b).
     “Prior Reversionary Interest” means any contract, agreement, Farmout Agreement, lease, deed, conveyance or operating agreement that exists as of the Effective Time, that by the terms thereof requires a Person to convey a part of the Subject Interest to another Person or to permanently cease production of any Development Well including, any operating agreements, oil and gas leases, coal leases, and other similar agreements or instruments affecting the Subject Interests.
     “Production Burdens” means, with respect to any Subject Lands, Subject Interests, or Subject Gas, all royalty interests, overriding royalty interests, production payments, net profits interests, Prior Reversionary Interests and other similar interests that constitute a burden on, are measured by, or are payable out of the production of Gas or the proceeds realized from the sale or other disposition thereof.
     “Quarterly Payment Amount” is defined in Section 5.01(a).
     “Quarterly Payment Date” is defined in Section 5.01(c).
     “Reasonably Prudent Operator Standard” means the standard of conduct of a reasonably prudent oil and gas operator in the AMI Area under the same or similar circumstances, acting with respect to its own property and disregarding the existence of the Royalty Interest as a burden on such property.
     “Reserved Amounts” means those amounts set aside from Assignee Proceeds by Assignor in accordance with the provisions of Section 5.04 below.
     “Royalty Interest” is defined in Section 1.01.
     “Sales Price” means, for any Computation Period, the sale price received by Assignor per Mcf or per MMBtu for Assignee Gas determined in accordance with the following provisions:

     (a) “sale” refers to any sale, exchange, or other disposition of Assignee Gas for value, the value of such Gas that is exchanged or otherwise disposed of for valuable consideration being the sales price that Assignor receives for any such Gas sold pursuant to Section 4.01 for any such Gas.
     (b) amounts of money not paid to Assignor when due by any purchaser of Assignee Gas (for example, Taxes or other amounts withheld or deducted by any such purchaser) shall not be included within the Sales Price until actually received by, or credited to the account of, Assignor;
     (c) advance payments and prepayments for future deliveries of Assignee Gas shall be included within the Sales Price, without interest, when that volume of Gas subject to the advance payments or prepayments is actually produced;
     (d) loan proceeds received by Assignor shall not be treated as a component of the applicable Sales Price; and
     (e) if a controversy or possible controversy exists, whether by reason of any statute, order, decree, rule, regulation, contract, or otherwise, between Assignor and any purchaser of Assignee Gas or any other Person, about the correct Sales Price of any Assignee Gas, about deductions from the Sales Price, about Assignor’s right to receive the proceeds of any sale of Assignee Gas, or about any other matter, then monies withheld by the purchaser or deposited by it with an escrow agent or if Assignor receives any monies and promptly deposits such monies with a Third Person escrow agent as a result of such controversy, such monies shall not be included within the Sales Price until received by or returned to Assignor, as applicable.
     “Subject Gas” means Gas in and under, and that may be produced, saved, and sold from a Development Well, insofar and only insofar as such Gas is produced from the Target Formation, subject to the following:
     (a) “Subject Gas” excludes Gas that is:
     (i) lost in the production, gathering, or marketing of Gas;
     (ii) used (A) in conformity with ordinary and prudent operations on the Subject Lands, including drilling and production operations with respect to such Development Well or (B) in connection with plant operations (whether on or off the Subject Lands) for processing or compressing the Subject Gas;
     (iii) taken by a Third Person to recover costs, or some multiple of costs, paid or incurred by that Third Person under any operating agreement, unit agreement, or other agreement in connection with nonconsent operations conducted (or participated in) by that Third Person;
     (iv) retained by a Third Person for gathering, transportation, processing or marketing services related to the Subject Gas in lieu of or in addition to cash payment for such services, to the extent such agreement is permitted under this Conveyance; and
     (v) in excess of the percentage attributable to Assignor’s Net Share of Gas taken by Assignor to recover costs, or some multiple of costs, paid or incurred by Assignor under any operating agreement, unit agreement, or other agreement in connection with nonconsent operations conducted (or participated in) by Assignor.
     (b) “Subject Gas” includes Gas, not otherwise excluded above, that is sold or exchanged for other Gas, or otherwise disposed of for valuable consideration.
     “Subject Interests” means Assignor’s undivided interests in the Subject Lands, whether as lessee under Gas leases, as an owner of the Subject Gas (or the right to extract such Gas), or otherwise, by virtue of which undivided interests Assignor has the right to conduct exploration, drilling, development, and Gas production operations on the Subject Lands, or to cause such operations to be conducted, or to participate in such operations by paying and bearing all or any part of the costs, risks, and liabilities of such operations, to drill, test, complete, equip, operate, and produce Development Wells to exploit the Gas. “Subject Interests” includes all extensions of, and all renewal Gas leases covering, the Subject Lands (or any portion thereof) obtained by Assignor, or any Affiliate thereof, within six (6) months after the expiration or termination of any such Gas lease. “Subject Interests” do not include (a) Assignor’s rights to substances other than Gas; (b) Assignor’s rights to Gas under contracts for the purchase, sale, transportation, storage, processing, or other handling or disposition of Gas; (c) Assignor’s interests in, or rights to Gas with respect to, pipelines, gathering systems, storage facilities, processing facilities, or other equipment or facilities, other than the Development Wells; or (d) any additional, or enlarged interests in the Development Wells, Subject Lands or Subject Gas, except those reflected in Exhibit A, subject to Section 12.01, extensions and renewals covered by the preceding sentence. “Subject Interests” may be owned or claimed by Assignor by virtue of grants or reservations in deeds, Gas leases, or other instruments, or by virtue of operating agreements, pooling or unitization agreements or orders, or other kinds of instruments, agreements, or documents, legal or equitable, recorded or unrecorded. The Subject Interests are subject to the Permitted Encumbrances.
     “Subject Lands” means the lands subject to or covered by the oil and gas leases described in Exhibit A, insofar and only insofar as they cover the Target Formation, less and except the Excluded Assets, and subject to the exceptions, exclusions and reservations set forth on such Exhibit A, as such Exhibit may be modified pursuant to Section 12.01.
     “Target Formation” means what is generally referred to as the Marcellus Shale formation and for purposes of this Conveyance is defined as that formation located from the bottom of the Tully Formation (as seen by the ECA Kemsod #1 Well, API number 37-059-25209), at a depth of 7,881 feet, to the top of the Huntersville Chert Formation (as seen by the ECA Kemsod #1 Well, API number 37-059-25209), at a depth of 8,204 feet.

     “Term PDP Conveyance” means that certain Term Overriding Royalty Interest Conveyance (PDP) by and between Assignor and Assignee dated effective as of the Effective Time.
     “Taxes” is defined in Section 3.02(b).
     “Term” is defined in Section 1.02.
     “Termination Date” is defined in Section 1.02.
     “Third Person” means a Person other than Assignor or Assignee.
     “Transfer” including its syntactical variants, means any assignment, sale, transfer, conveyance, or disposition of any property; provided, Transfer as used herein does not include the granting of a security interest in Assignor’s interest in any property including the Subject Interests or Subject Lands.
     “Trust” means the ECA Marcellus Trust I created by that certain Amended and Restated Trust Agreement dated as of July 7, 2010.
     “Working Interest” means with respect to any Development Well, the interest, stated as a decimal fraction, in and to such Development Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Development Well.
ARTICLE III
CALCULATION OF ASSIGNEE GAS
     Section 3.01 Definition. “Assignee Gas” is that volume of Gas which Assignee is entitled to receive in any Computation Period under this Conveyance, calculated in accordance with the following formula:
     With respect to any Development Well:
Twenty-Five Percent (25%) X (Assignor’s Net Share of Gas produced during that Computation Period).
For purposes of calculating Assignee Gas hereunder, if, during any Computation Period, Assignor is unable to determine the precise volume of Gas produced, sold and attributable to Assignor’s Net Share of Gas, then Assignor shall, in good faith and in accordance with the Reasonably Prudent Operator Standard, estimate the volume of such Gas produced, sold and attributable to Assignor’s Net Share of Gas for such Computation Period. Assignor shall adjust Assignor’s Net Share of Gas upward or downward, as the case may be, in the next or subsequent Computation Periods to reflect the difference between the estimated volume and the actual amount of Gas produced, sold and attributable to Assignor’s Net Share of Gas in the Computation Period for which such estimate was made.
     Section 3.02 Chargeable Costs.

          (a) Definition. Subject to Section 5.04 hereof, for each Computation Period, “Chargeable Costs” means the sum of (i) Taxes, (ii) the Post Production Cost Charge and (iii) Excess Costs from prior Computation Periods that (in each case) are actually paid or are deemed to have been paid by Assignor during that Computation Period or paid or deemed to have been paid by Assignor during a prior Computation Period and not included in any prior Computation Period’s Chargeable Costs. All costs associated with or paid or incurred in connection with the initial drilling, testing, completing, and equipping for production of the Development Wells shall be borne solely by Assignor and shall not be included as Chargeable Costs.
          (b) Taxes. “Taxes” means general property, ad valorem, production, severance, sales, gathering, windfall profit, excise, and other taxes, except income taxes, assessed or levied on or in connection with the Subject Interests, the Royalty Interest, this Conveyance, production of Subject Gas, Assignor’s Net Share of Gas, Assignee Gas (or the proceeds from the sale thereof), or facilities or equipment on the Subject Lands that are used for the production, dehydration, treatment, processing, gathering, or transportation of Subject Gas, or against Assignor as owner of the Subject Interests or paid by Assignor on behalf of Assignee as owner of this Royalty Interest.
          (c) Post Production Cost Charge. “Post Production Cost Charge” means those costs incurred by Assignor (including, internal costs and Third Person costs) to gather, transport, compress, process, treat, dehydrate and market the Subject Gas, including any costs as may be required to make merchantable and to deliver such Gas to market; provided, any internal costs of Assignor and its Affiliates that are part of the Post Production Cost Charge shall not materially exceed the costs prevailing in the area where the Subject Gas is being produced for similar services; and provided, further, with respect to marketing costs, only Non-Affiliate marketing fees and costs shall be included, and marketing costs of Assignor and its Affiliates with respect to any Subject Gas will be specifically excluded from the Post Production Cost Charge; and provided, further, until the Drilling Obligation Completion Date, any such internal costs of Assignor and its Affiliates (excluding costs for any fuel that is used in the compression process, including equivalent electricity charges in instances where electric compressors are used) associated with the Greene County Gathering System shall be limited to $0.52 per MMBtu of Assignee Gas gathered. Any costs, fees or expenses that are properly charged or allocated to Assignee Gas pursuant to another provision of this Conveyance (including, as provided for in the definition of Subject Gas) shall not be included as part of the Post Production Cost Charge.
          (d) Operating and Drilling Costs. All costs associated with or paid or incurred in connection with the drilling, testing, completing, developing and operating the Development Wells or associated with the Subject Interests other than Taxes and Post Production Cost Charges shall be borne solely by Assignor and shall not be included as Chargeable Costs.
     Section 3.03 Assignee Proceeds. “Assignee Proceeds” means the volume of Assignee Gas (on an Mcf basis or MMBtu basis, as applicable) for the applicable Computation Period multiplied by the relevant Sales Price less the Chargeable Costs associated with such Assignee Gas for the applicable Computation Period.

ARTICLE IV
MARKETING OF ASSIGNEE GAS
     Section 4.01 Rights and Duties Regarding Sale of Assignee Gas. Assignor shall market or shall cause to be marketed Assignor’s Net Share of Gas (including Assignee Gas) in good faith and in accordance with the Reasonably Prudent Operator Standard and Section 4.02(d). Assignor shall use its reasonable efforts in connection with any sale of Assignor’s Net Share of Gas (including Assignee Gas) to obtain, as soon as reasonably practicable, full payment for such Gas; provided, however, that it shall not be considered a breach of Assignor’s marketing duty or standard of conduct for Assignor to market such Gas to an Affiliate of Assignor, so long as Assignor does not market such Gas at a volume-weighted average price lower than the volume-weighted average price upon which Assignor pays royalties to the owners of the other royalty interests in the Subject Gas, save and excepting Chargeable Costs provided for in Article III hereof.
     Section 4.02 Assignee’s Agent and Representative.
          (a) Appointment. Assignee appoints Assignor as Assignee’s agent and representative to market and deliver or cause to be marketed and delivered all Assignee Gas and to collect and receive all payments therefrom under any gas purchase agreement or contract without deduction (except to the extent Chargeable Costs are deducted for any Computation Period). The appointment of Assignor as Assignee’s agent and representative for such purpose is a material item of consideration to the Parties in connection with the execution and delivery of this Conveyance. Assignee may not remove Assignor from office as Assignee’s agent and representative, except for cause upon a material breach by Assignor of its duties to Assignee under this Conveyance.
          (b) Duties and Powers. As Assignee’s agent and representative, Assignor shall receive all payments for the sale of Assignee Gas and account to Assignee, receive and make all communications with the purchaser of such Gas, and otherwise act and speak for Assignee in connection with the sale of Assignee Gas. Third Persons may rely conclusively on the authority of Assignor to market Assignee Gas, and with respect to Third Persons, Assignee shall be conclusively bound by the acts of Assignor in connection with the sale of Assignee Gas. It shall not be necessary for Assignee to join Assignor in the execution of any division order, transfer order, or other instrument, agreement, or document relating to the sale of Assignee Gas. Third Persons may pay all Assignee Proceeds for the sale of such Gas directly to Assignor, without the necessity of any joinder by or consent of Assignee or any inquiry into the use or disposition of such proceeds by Assignor.
          (c) Prohibited Acts. Assignor may not act for or bind Assignee on any matter, except the marketing and delivery of Assignee Gas under this Article IV.
          (d) Standard of Conduct. In exercising its powers and performing its duties as Assignee’s agent and representative, Assignor shall act in good faith and in accordance with the Reasonably Prudent Operator Standard. It shall not be a violation of such standard of conduct for Assignor (i) to sell Assignor’s Net Share of Gas or Assignee Gas to an Affiliate pursuant to any gas purchase agreement or contract, or (ii) to delegate some or all of Assignor’s duties as Assignee’s agent and representative to its Affiliates (so long as such Affiliates perform in good faith and in accordance with the Reasonably Prudent Operator Standard), with Assignor remaining liable to Assignee for the performance of such Affiliates.
          (e) Termination of Authority. Assignor may not resign as Assignee’s agent and representative without the prior written consent of Assignee, except that Assignor may resign as Assignee’s agent and representative without such consent with respect to any Subject Interests assigned, sold, transferred, or conveyed by Assignor in accordance with the terms of this Conveyance. If such sale is made subject to the Royalty Interest, Assignor must cause the purchaser to assume the duties of Assignee’s agent and representative with respect to the Subject Interests acquired by that purchaser and to be bound by the provisions of this Article IV.
     Section 4.03 Delivery of Subject Gas. Assignor (whether or not it is serving as Assignee’s agent and representative) shall deliver or cause to be delivered Assignor’s Net Share of Gas (including Assignee Gas) to the purchasers thereof into the pipelines to which the Development Wells producing such Gas are connected.
     Section 4.04 Processing. Assignor may process Assignor’s Net Share of Gas (including Assignee Gas) to remove liquid and liquefiable hydrocarbons and may commit any of the Subject Interests (including the Royalty Interest attributable thereto) to an agreement for processing minerals (pursuant to which, for example, the plant owner or operator receives a portion of the Subject Gas or plant products therefrom or proceeds of the sale thereof as a fee for processing), so long as Assignor enters into such processing arrangements in good faith and in accordance with the Reasonably Prudent Operator Standard. Assignee shall be bound by such arrangements, shall permit Assignor’s Net Share of Gas (including Assignee Gas) to be processed by Assignor or its contractor, and shall have no right to any liquid or liquefiable hydrocarbons obtained by such processor or to the proceeds from the sale thereof. Assignee shall not, however, be personally liable for any costs or risks associated with such processing operations, but Assignee shall indirectly suffer the Btu reduction and volume reductions associated with processing through corresponding reductions in the Btu content and volumes of Assignee Gas.
ARTICLE V
PAYMENT
     Section 5.01 Obligation to Pay.
          (a) Quarterly Payment Amount. On each Quarterly Payment Date, Assignor shall prepare, in good faith, an estimate of the cash to be paid to Assignee from (A) all of the proceeds (including any interest earned thereon and payable to Assignee pursuant to Section 5.01(b) or Section 5.01(e)) to be paid to Assignee from the sale of Assignee Gas produced during such Computation Period; plus (B) all of the proceeds (including any interest earned thereon and payable to Assignee pursuant to Section 5.01(b) or Section 5.01(e)) to be paid to Assignee from the sale of Assignee Gas, if any, produced during any prior Computation Periods, to the extent not previously taken into account for purposes of determining a Quarterly Payment Amount for any prior Computation Periods, as such sum may be (x) increased or decreased as a result of any adjustments to the estimates that were previously made pursuant to this Section 5.01(a) for any prior Computation Periods that are necessary to accurately report the proceeds from the sale of Assignee Gas for such prior Computation Periods, (y) increased by the amount of any damages payable to Assignee under Section 1.04(b) during the most recently completed Computation Period prior to such Quarterly Payment Date and (z) decreased by any Reserved Amounts as provided in Section 5.04 below (“Quarterly Payment Amount”).
          (b) The Obligation. After each Computation Period and on or before the Quarterly Payment Date for that Computation Period, Assignor shall tender to Assignee the Quarterly Payment Amount with respect to the applicable Computation Period. With respect to the final Computation Period, Assignor shall tender to Assignee all unexpended Reserved Amounts (together with any interest accrued thereon).
          (c) Quarterly Payment Date. “Quarterly Payment Date” for each Computation Period means the thirtieth (30th) day after the end of such Computation Period or, for the last Computation Period, the thirtieth (30th) day after the Termination Date. If such day is not a Business Day, the Quarterly Payment Date shall be the next Business Day.
          (d) No Segregated Account. All amounts received by Assignor from the sale of Assignor’s Net Share of Gas and Assignee Gas, as applicable, for any Computation Period shall be held by Assignor in one of its general bank accounts and Assignor will not be required to maintain a segregated account for such funds.
          (e) Disputed Proceeds. If Assignor receives any amounts of money from the sale of Assignee Gas that is subject to controversy or, in the reasonable opinion of Assignor, possible controversy, Assignor shall promptly deposit the money with a Third Person escrow agent in a segregated interest-bearing account. Such amount shall not be treated as a portion of Assignee Proceeds so long as it remains with such escrow agent, but shall be treated as a portion of Assignee Proceeds, along with the accrued interest, when received from such escrow agent and paid over to Assignee.
     Section 5.02 Interest on Past Due Payments.
          (a) Obligation to Pay. Any Assignee Proceeds or other amounts of money not paid by Assignor to Assignee when due shall bear, and Assignor will pay, interest at the Prime Interest Rate on the overdue amount commencing on the sixth (6th) day after such due date until such amount is paid.
          (b) Definition. “Prime Interest Rate” means the lesser of (i) the rate of interest per annum publicly announced from time to time by The Bank of New York Mellon Trust Company, N.A. as its “prime rate” in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced), with the understanding that such bank’s “prime rate” may be one of several base rates, may serve as a basis upon which effective rates are from time to time calculated for loans making reference thereto, and may not be the lowest of such bank’s base rates or (ii) the maximum rate of interest permitted under applicable Legal Requirement.
     Section 5.03 Overpayments and Refunds.

          (a) Overpayments. If Assignor ever pays Assignee more than the amount of money then due and payable to Assignee under this Conveyance, Assignee shall not be obligated to return the overpayment, but Assignor may at any time thereafter deduct from Assignee Proceeds and retain for its own account an amount equal to the overpayment.
          (b) Refunds. If Assignor is ever legally obligated to pay any Third Person, including any gas purchaser or Governmental Authority, any refund, interest, penalty, or other amount of money, because any payment of Assignee Proceeds received by Assignor for the account of Assignee exceeded, or allegedly exceeded, the amount due or lawful under any applicable contract, Legal Requirement, or other obligation, Assignor may thereafter deduct from Assignee Proceeds and retain for its own account an amount equal to such payment.
     Section 5.04 Reserved Amounts. At any time and from time to time under this Conveyance and in accordance with the Reasonably Prudent Operator Standard, Assignor may set aside from Assignee Proceeds amounts determined in good faith to economically accrue for a Computation Period with respect to known or anticipated costs or liabilities (the “Reserved Amounts”) which may be incurred in future Computation Periods with respect to Taxes assessed or levied with respect to a time period in excess of a calendar quarter. As Reserved Amounts are expended by Assignor to cover applicable Taxes in a Computation Period, Chargeable Costs shall be reduced in such Computation Period by an amount equal to the Reserved Amounts so expended. In the event that Assignor overestimates the cost of any Taxes for which it has set aside Reserved Amounts, the excess amount shall be applied against any other Chargeable Costs (which shall be reduced by an amount equal to such excess Reserved Amounts so expended), or paid as Assignee Proceeds on the Quarterly Payment Date following the Computation Period in which it is determined that Assignor has set aside excess Reserved Amounts.
ARTICLE VI
RECORDS AND REPORTS
     Section 6.01 Books, Records, and Accounts.
          (a) Obligation to Maintain. Assignor shall maintain true and correct books, records, and accounts of (i) all transactions required or permitted by this Conveyance and (ii) the financial information necessary to effect such transactions, including the financial information needed to calculate each installment of Assignee Proceeds.
          (b) Right of Inspection. Assignee or its representative, at Assignee’s expense, may inspect and copy such books, records, and accounts in the offices of Assignor during normal business hours and upon reasonable notice.
     Section 6.02 Statements.
          (a) Quarterly Statements. On each Quarterly Payment Date, Assignor shall deliver to Assignee a statement showing the computation of Assignee Gas and Assignee Proceeds for the preceding Computation Period.
          (b) Annual Statements. On the first Quarterly Payment Date after the end of each calendar year and on the Quarterly Payment Date after the Termination Date, such statement shall also show the computation of Assignee Proceeds for the preceding calendar year or, for the Quarterly Payment Date after the Termination Date, for the portion of the calendar year from 7:00 a.m. Eastern Time on January 1 of that same year through the Termination Date.
          (c) Contents of Statements. Without limiting the generality of the foregoing provisions in this Section 6.02, each statement delivered by Assignor to Assignee pursuant to this Section 6.02 shall state, for the relevant period, (i) the total volumes of Subject Gas produced from the Subject Lands, (ii) the total volumes of the Assignor’s Net Share of Gas, (iii) the total volumes of Assignee Gas, (iv) the applicable Sales Price, (v) the amount of Assignee Proceeds due and payable for the relevant period and (vi) the amounts of money, if any, due and payable by any purchaser of the Subject Gas or Assignee Gas, the nonpayment of which resulted in the payment to Assignee of less than Assignee Proceeds for the relevant period. Notwithstanding the preceding, Assignor shall only be required to provide the preceding information on an aggregate basis.
     Section 6.03 Assignee’s Exceptions to Quarterly Statements. If Assignee takes exception to any item or items included in any quarterly statement required by Section 6.02, Assignee must notify Assignor in writing within sixty (60) days after Assignee’s receipt of such quarterly statement. Such Notice must set forth in reasonable detail the specific charges complained of and to which exception is taken or the specific credits which should have been made and allowed. Adjustments shall be made for all complaints and exceptions that are justified. Notwithstanding anything to the contrary herein, all matters reflected in Assignor’s statements for the preceding calendar year (or portion thereof) that are not objected to by Assignee in the manner provided by this Section 6.03 shall be deemed correct as rendered by Assignor to Assignee.
     Section 6.04 Other Information.
          (a) Disclosure. At Assignee’s request, subject to applicable restrictions on disclosure and transfer of information, Assignor shall give Assignee and its designated representatives reasonable access in Assignor’s office during normal business hours to all geological, Development Well, and production data in Assignor’s possession or Assignor’s Affiliates’ possession, relating to operations on the Subject Interests.
          (b) Disclaimer of Warranties and Liability. Assignor makes no representations or warranties about the accuracy or completeness of any such data, reports, or studies and shall have no liability to Assignee or any other Person resulting from such data, studies, or reports.
          (c) No Attribution. Assignee shall not attribute to Assignor or to the consulting engineers any reports or studies or the contents thereof in any securities filings or reports to Assignee.
          (d) Confidentiality. All information furnished to Assignee and its designated representatives pursuant to this Section 6.04 is confidential and for the sole benefit of Assignee and shall not be disclosed by Assignee or its designated representatives to any other Person, except to the extent that such information (i) is required in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Assignee or submitted to bank examiners or similar organizations or their successors, (ii) is required in response to any summons or subpoena or in connection with any litigation, (iii) is believed to be required in order to comply with any applicable Legal Requirement to Assignee, (iv) was publicly available or otherwise known to the recipient at the time of disclosure or (v) subsequently becomes publicly available other than through any act or omission of the recipient; provided, however, with respect to the disclosures with respect to items (i), (ii) and (iii) above, Assignee will notify Assignor prior to any such disclosure in order to provide Assignor an opportunity to seek to limit any such required disclosure.
ARTICLE VII
NO LIABILITY OF ASSIGNEE
     Assignee shall not be personally liable or responsible under this Conveyance for any cost, risk, liability, or obligation associated in any way with the ownership or operation of the Subject Lands, the Subject Interests, the Development Wells, or the Subject Gas. The foregoing sentence does not restrict the right of Assignor to deduct Chargeable Costs or Reserved Amounts in calculating the volumes of Assignee Gas or Assignee Proceeds.
ARTICLE VIII
OPERATIONS
     Section 8.01 Standards of Conduct. Except as otherwise specifically provided in this Conveyance, Assignor shall (a) operate and maintain the Subject Interests and (b) make elections under each applicable lease, operating agreement, unit agreement, contract for development, and other similar instrument or agreement (including elections concerning abandonment of any Development Well or release of any Subject Interest) in good faith and in accordance with the Reasonably Prudent Operator Standard.
     Section 8.02 Abandonment of Properties. Nothing in this Conveyance shall obligate Assignor to continue to operate any Development Well or to operate or maintain in force or attempt to maintain in force any Subject Interest when such Development Well or Subject Interest ceases to produce, or Assignor determines, in accordance with Section 8.01 above, that such Development Well or Subject Interest is not capable of producing Gas in paying quantities. The expiration of a Subject Interest in accordance with the terms and conditions applicable thereto shall not be considered to be a voluntary surrender or abandonment thereof.
     Section 8.03 Insurance. Assignor may, but is not required by this Conveyance to, carry insurance on any Subject Interest or Development Well, or covering any risk with respect thereto. Assignor shall never be liable to Assignee on account of any injury or loss to the Subject Interests or any Development Well, whether insurable or uninsurable, not covered by insurance. If Assignor elects to carry insurance, the premiums shall not be included in Chargeable Costs, and Assignor shall retain all proceeds of such insurance.

ARTICLE IX
POOLING AND UNITIZATION
     Section 9.01 Pooling of Subject Interests. Certain Subject Interests have been, or may have been, heretofore pooled and unitized for the production of Gas. Such Subject Interests are and shall be subject to the terms and provisions of the applicable pooling and unitization agreements, and the Royalty Interest in each pooled or unitized Subject Interest shall apply to and affect only the Gas produced from such units that accrues to such Subject Interest under and by virtue of the applicable pooling and unitization agreements.
     Section 9.02 Pooling and Unitization.
          (a) Right to Pool. Assignor has the exclusive executive right and power (as between Assignor and Assignee) to pool or unitize any Subject Interest and to alter, change, amend, or terminate any pooling or unitization agreements heretofore or hereafter entered into, as to all or any part of the Subject Lands, as to any one or more of the formations or horizons, and as to any Gas, upon such terms and provisions as Assignor shall in its sole discretion deem appropriate.
          (b) Effect of Pooling. If and whenever through the exercise of such right and power, or pursuant to any Legal Requirement now existing or hereafter enacted or promulgated, any Subject Interest is pooled or unitized in any manner, the Royalty Interest, insofar as it affects such Subject Interest, shall also be pooled and unitized, and such Royalty Interest in such Subject Interest shall apply to and affect only the Gas production that accrues to such Subject Interest under and by virtue of the applicable pooling and unitization agreement or order. It shall not be necessary for Assignee to agree to, consent to, ratify, confirm or adopt any exercise of pooling or unitization of any Subject Interest by Assignor.
ARTICLE X
GOVERNMENT REGULATION
     Section 10.01 Legal Requirements. All obligations of Assignor under this Conveyance are, and shall be, subject to all applicable Legal Requirements and the instruments, documents, and agreements creating the Subject Interests.
     Section 10.02 Filings. Assignor shall use its reasonable discretion in making filings for itself and on behalf of Assignee with any Governmental Authority having jurisdiction with respect to matters affecting the Subject Interests, the Subject Lands, or the Subject Gas.
ARTICLE XI
ASSIGNMENT AND SALE OF SUBJECT INTERESTS
     Section 11.01 Assignment by Assignor Subject to Royalty Interest.
          (a) Right to Sell. Subject to Section 11.05, Assignor may from time to time Transfer, mortgage, or pledge its interest in the Development Wells, the Subject Interests, or any part thereof or undivided interest therein, subject to the Royalty Interest and this Conveyance. Assignor shall cause the assignee, purchaser, transferee, grantee, mortgagee, or pledgee of any such transaction to take the affected Subject Interests subject to the Royalty Interest and this Conveyance and, from and after the actual date of any such Transfer, to assume Assignor’s obligations under this Conveyance with respect to such Subject Interests.
          (b) Effect of Sale. From and after the actual date of any such Transfer by Assignor, Assignor shall be relieved of all obligations, requirements, and responsibilities arising under this Conveyance with respect to the Subject Interests Transferred, except for those that accrued prior to such date.
          (c) Allocation of Consideration. Assignee is not entitled to receive any share of the sales proceeds received by Assignor in any transaction permitted by this Section 11.01.
          (d) Separate Interest. Effective on the effective date of any Transfer of any Subject Interest subject to this Section 11.01, Assignee Gas and Assignee Proceeds shall thereafter be computed separately with respect to such Subject Interests, and the assignee, buyer, transferee, or grantee of such Subject Interests shall thereafter serve as Assignee’s agent and representative under Article IV with respect to such interests and shall pay all corresponding Assignee Proceeds directly to Assignee.
     Section 11.02 Sale and Release of Properties.
          (a) Transfer. Subject to Section 11.05, Assignor may from time to time, Transfer the Development Wells, the Subject Interests, or any part thereof or undivided interest therein, free of the Royalty Interest and this Conveyance provided that the aggregate Fair Value of all Royalty Interests released with respect to the Assignee Conveyances during any twelve (12) month period shall not exceed $5,000,000 or as provided for in Section 12.02.
          (b) Payments. In connection with any Transfer pursuant to this Section 11.02, Assignor shall remit to Assignee an amount equal to the Fair Value of the Royalty Interest being released. Assignor shall make such payment to Assignee on the Quarterly Payment Date for the Computation Period in which Assignor receives the payment with respect to any such Transfer of the Subject Interest.
          (c) Release. In connection with any Transfer provided for in Section 11.02(a), Assignee shall, on request, execute, acknowledge, and deliver to Assignor a recordable instrument (reasonably acceptable to Assignor) that releases the Royalty Interest with respect to the Development Well and the related Subject Interests and Subject Lands being Transferred.
          (d) Effect of Sale. From and after the actual date of any such Transfer by Assignor, Assignor and any assignee, purchaser, transferee or grantee of such Subject Interest shall be relieved of all obligations, requirements, and responsibilities arising under the Royalty Interest or this Conveyance with respect to the Development Well or Subject Interests Transferred, except for those that accrued prior to such date.
     Section 11.03 Release of Other Properties.

          (a) Prior Reversionary Interests. In the event that any Person notifies Assignor that, pursuant to a Prior Reversionary Interest, Assignor is required to convey any of the Subject Interests to such Person or cease production from any Development Well, Assignor may provide such conveyance with respect to such Subject Interest or permanently cease Production from any such Development Well.
          (b) Payments. In the event that Assignor receives compensation pursuant to any Prior Reversionary Interest in connection with any conveyance or permanent cessation of production from any Development Well, Assignor shall remit to Assignee an amount equal to the product of (x) such amount actually received by Assignor with respect to such reconveyance or permanent cessation of production and (y) a fraction the numerator of which is (A) the Fair Value of the Royalty Interest released and the denominator of which is (B) the Fair Value of the Subject Interest that is being released. Assignor shall make such payment to Assignee on the Quarterly Payment Date for the Computation Period in which Assignor receives such payment.
          (c) Release for Prior Reversionary Interests. In connection with any conveyance or permanent cessation of production provided for in Section 11.03(a) above, Assignee shall, on request, execute, acknowledge, and deliver to Assignor a recordable instrument (reasonably acceptable to Assignor) that releases the Royalty Interest and this Conveyance with respect to any such Development Well or Subject Interests.
          (d) Effect of Prior Reversionary Interests. From and after the actual date of any conveyance or permanent cessation of production provided for in Section 11.03(a), Assignor and any assignee, purchaser, transferee or grantee of such Subject Interest shall be relieved of all obligations, requirements, and responsibilities arising under the Royalty Interest or this Conveyance with respect to the Subject Interests Transferred, except for those that accrued prior to such date.
     Section 11.04 Farmouts.
          (a) Farmout. Assignor may from time to time enter into Farmout Agreements with Third Persons with respect to the Subject Interests. In the event that Assignor enters into any Farmout Agreement with a Third Person, the Royalty Interest and this Conveyance shall only burden Assignor’s retained interest in the Subject Interest after giving effect to any interest in the Subject Interest that a counterparty to the Farmout Agreement may earn under such Farmout Agreement. Only the Assignor’s retained interest in the Subject Interest will count towards the Assignor’s obligation to drill Development Wells under the Development Agreement.
          (b) Release. In connection with Assignor entering into any Farmout Agreement, Assignee shall, upon request of Assignor, execute, acknowledge, and deliver to Assignor a recordable instrument (reasonably acceptable to Assignor) that releases the Royalty Interest and this Conveyance with respect to the Subject Interests being transferred pursuant to such Farmout Agreement; provided, the Royalty Interest shall still burden the Subject Interest retained by Assignor.

     Section 11.05 Transfer of Subject Lands. Except as provided for in Section 12.02, Assignor will not Transfer any Development Well or any of the Subject Interests comprising a part of the Subject Lands pursuant to Sections 11.01 and 11.02 prior to the Drilling Obligation Completion Date.
     Section 11.06 Change in Ownership.
          (a) Obligation to Give Notice. No change of ownership or of the right to receive payment of the Royalty Interest, or of any part thereof, however accomplished, shall bind Assignor until notice thereof is furnished to Assignor by the Person claiming the benefit thereof, and then only with respect to payments made after such Notice is furnished.
          (b) Notice of Sale. Notice of sale, transfer, conveyance, or assignment shall consist of a certified copy of the recorded instrument accomplishing the same.
          (c) Notice of Other Changes of Ownership. Notice of change of ownership or of the right to receive payment accomplished in any other manner (e.g., by dissolution of Assignee) shall consist of certified copies of recorded documents and complete proceedings legally binding and conclusive of the rights of all Persons.
          (d) Effect of Lack of Notice. Until such Notice accompanied by such documentation is furnished to Assignor in the manner provided above, Assignor may, at Assignor’s election, either (i) continue to pay or tender all sums payable on the Royalty Interest in the same manner provided in this Conveyance, precisely as if no such change in interest or ownership or right to receive payment had occurred or (ii) suspend payment of Assignee Proceeds without interest until such documentation is furnished.
          (e) Effect of Nonconforming Notices. The kinds of Notice provided by this Section 11.03(d) shall be exclusive, and no other kind, whether actual or constructive, shall bind Assignor.
     Section 11.07 One Payee. Assignor shall never be obligated to pay Assignee Proceeds to more than one Person. If more than one Person is ever entitled to receive payment of any part of Assignee Proceeds, Assignor may suspend payments of all Assignee Proceeds until the concurrent owners or claimants of the Royalty Interest or the right to receive payment of Assignee Proceeds appoint one Person in writing to receive all payments of Assignee Proceeds on their behalf. Assignor may thereafter conclusively rely upon the authority of that Person to receive payments of Assignee Proceeds and shall be under no further duty to inquire into the authority or performance of such Person.
     Section 11.08 Rights of Mortgagee. If Assignee executes a mortgage or deed of trust covering all or part of the Royalty Interest, the mortgagees or trustees therein named or the holders of any obligation secured thereby shall be entitled, to the extent that such mortgage or deed of trust so provides, to exercise the rights, remedies, powers, and privileges conferred upon Assignee by this Conveyance and to give or withhold all consents required to be obtained from Assignee. This Section 11.08 shall not be deemed or construed to impose upon Assignor any obligation or liability undertaken by Assignee under such mortgage or deed of trust or under the obligation secured thereby.

ARTICLE XII
AMI AREA
     Section 12.01 Additional Leases. In the event that Assignor acquires any additional leases (“Additional Lease”) other than the Subject Interests in the AMI Area prior the Drilling Obligation Completion Date, (i) Assignor shall be subject to all of the limitations hereunder and under the Development Agreement with respect to such Additional Leases(s), and (ii), subject to Section 12.03, at Assignor’s option, Assignor and Assignee shall execute, acknowledge, and deliver an instrument that amends this Conveyance so that such Additional Lease will be subject to the Royalty Interest and be part of the Subject Interests and Subject Lands hereunder; provided that in no event shall Assignor extend any well into such Additional Lease(s) unless and until this Conveyance is amended to include such Additional Leases(s) as part of the Subject Interests.
     Section 12.02 Exchange of Subject Lands. Subject to Section 12.03, Assignor may, at its option at any time prior to the Drilling Obligation Completion Date, cause Assignee to execute, acknowledge, and deliver to Assignor a recordable instrument (reasonably acceptable to Assignor) that releases from the Royalty Interest and this Conveyance portions of the Subject Interests in connection with Assignor’s exchange of such Subject Interests for other properties within the AMI, which such other properties will made subject to the Royalty Interests in this Conveyance (such other properties being hereafter referred to as “Exchange Acreage”).
     Section 12.03 Limitations. In no event, however, may any Additional Lease be made subject to the Royalty Interest and this Conveyance pursuant to Section 12.01, or any exchange be effected pursuant to Section 12.02 unless Assignor certifies to Assignee that (a) no Development Well will be spud on the Additional Lease or the Exchange Acreage, (b) the aggregate acreage attributable to all Additional Leases and all Exchange Acreage will not exceed 5% of the Subject Lands as such exist as of the date of this Conveyance, (c) if the Additional Lease and Exchange Acreage were treated as Subject Lands, the portion of the Subject Lands that covers and pertains to Subject Gas in, under and that may be produced from all horizontal wells to be drilled by Assignor pursuant to the Drilling Obligation that extend into Additional Leases and Exchange Acreage and that may be retained by Assignee pursuant to Section 1.05 hereof following the Drilling Obligation Completion Date will not constitute more than 5% of the Subject Lands that cover and pertain to Subject Gas in, under and that may be produced from all Development Wells (including horizontal wells that extend into Additional Leases and Exchange Acreage) and that may be retained by Assignee pursuant to Section 1.05 hereof following the Drilling Obligation Completion Date, (d) in the case of an Additional Lease, the reserve profile of such Additional Lease is consistent with reserve profiles of other portions of the Subject Interests that would, but for the acquisition of the Additional Lease, be tapped from a Development Well having the entire length of all of its perforated laterals located within the Subject Interests and (e) in the case of an exchange pursuant to Section 12.02, the reasonably projected quantity of proved undeveloped reserves attributable to the Exchange Acreage does not significantly differ from the reasonably projected quantity of proved undeveloped reserves attributable to the portion of the Subject Interests to be given in exchange therefor.
     Section 12.04 No Drainage. Subsequent to the Drilling Obligation Completion Date, neither Assignor nor any of its Affiliates shall drill any Gas well that will have a perforated segment that will be within five hundred feet (500’) of any perforated interval of any Development Well which produces oil or gas from the Target Formation.
ARTICLE XIII
FORCE MAJEURE
     Section 13.01 Nonperformance. Assignor shall not be responsible to Assignee for any loss or damage to Assignee resulting from any delay in performing or failure to perform any obligation under this Conveyance (other than Assignor’s obligation to make payments of Assignee Proceeds to Assignee) to the extent such failure or delay is caused by Force Majeure.
     Section 13.02 Force Majeure. “Force Majeure” means any of the following, to the extent they are not caused solely by the breach by Assignor of its duty to perform certain obligations under this Conveyance in accordance with the Reasonably Prudent Operator Standard:
          (a) act of God, fire, lightning, landslide, earthquake, storm, hurricane, hurricane warning, flood, high water, washout, tidal wave, or explosion;
          (b) strike, lockout, or other similar industrial disturbance, act of the public enemy, war, military operation, blockade, insurrection, riot, epidemic, arrest or restraint of Governmental Authority or people, or national emergency;
          (c) the inability of the Assignor to acquire, or the delay on the part of any Third Person (other than an Affiliate of the Assignor) in acquiring, materials, supplies, machinery, equipment, servitudes, right-of-way grants, easements, permits, or licenses, or approvals or authorizations by regulatory bodies needed to enable such Party to perform hereunder;
          (d) any breakage of or accident to machinery, equipment, or lines of pipe, the repair, maintenance, improvement, replacement, alteration to a plant or line of pipe or related facility, the testing of machinery, equipment or line of pipe, or the freezing of a line of pipe;
          (e) any Legal Requirement or the affected Party’s compliance therewith; or
          (f) any other cause, whether similar or dissimilar to the causes enumerated in (a) through (e) above, not reasonably within the control of Assignor.
     Section 13.03 Force Majeure Notice. Assignor will give Assignee a Notice of each Force Majeure as soon as reasonably practicable after the occurrence of the Force Majeure.
     Section 13.04 Remedy. Assignor will use its reasonable efforts to remedy each Force Majeure and resume full performance under this Conveyance as soon as reasonably practicable, except that the settlement of strikes, lockouts, or other labor disputes shall be entirely within the discretion of Assignor.

ARTICLE XIV
NOTICE
     Section 14.01 Definition. “Notice” means any notice, advice, invoice, demand, or other communication required or permitted by this Conveyance.
     Section 14.02 Written Notice. Except as otherwise provided by this Conveyance, each Notice shall be in writing.
     Section 14.03 Methods of Giving Notice. Notice may be given by any reasonable means, including telecopier, hand delivery, overnight courier, and United States mail.
     Section 14.04 Charges. All Notices shall be properly addressed to the recipient, with all postage and other charges being paid by the Party giving Notice.
     Section 14.05 Effective Date. Notice shall be effective when actually received by the Party being notified.
     Section 14.06 Addresses. The addresses of the Parties for purposes of Notice are the addresses in the Introduction to this Conveyance.
     Section 14.07 Change of Address. Either Party may change its address to another address within the continental United States by giving ten (10) days’ Notice to the other Party.
ARTICLE XV
OTHER PROVISIONS
     Section 15.01 Successors and Assigns. Subject to the limitation and restrictions on the assignment or delegation by the Parties of their rights and interests under this Conveyance, this Conveyance binds and inures to the benefit of Assignor, Assignee and their respective successors, assigns, and legal representatives.
     Section 15.02 Governing Law. WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, THIS CONVEYANCE SHALL BE CONSTRUED UNDER AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA (EXCLUDING CHOICE OF LAW AND CONFLICT OF LAW RULES).
     Section 15.03 Construction of Conveyance. In construing this Conveyance, the following principles shall be followed:
          (a) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Conveyance and not as an aid in its construction;
          (b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Conveyance;

          (c) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;
          (d) a defined term has its defined meaning throughout this Conveyance, regardless of whether it appears before or after the place in this Conveyance where it is defined;
          (e) the plural shall be deemed to include the singular, and vice versa, unless the content otherwise requires; and
          (f) each exhibit, attachment, and schedule to this Conveyance is a part of this Conveyance, but if there is any conflict or inconsistency between the main body of this Conveyance and any exhibit, attachment, or schedule, the provisions of the main body of this Conveyance shall prevail.
     Section 15.04 No Waiver. Failure of either Party to require performance of any provision of this Conveyance shall not affect either Party’s right to require full performance thereof at any time thereafter, and the waiver by either Party of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.
     Section 15.05 Relationship of Parties. This Conveyance does not create a partnership, mining partnership, joint venture, or relationship of trust or agency (except with respect to Assignor’s agency relationship with respect to those matters set forth in Articles IV and V above) between the Parties.
     Section 15.06 Proportionate Reduction. In the event of failure or deficiency in title to any Development Well or Subject Interest (other than burdens in excess of twelve and one half percent (12.5%)), the portion of the Subject Gas production attributable thereto shall be reduced in the same proportion that such Development Well or Subject Interest is reduced by such failure or deficiency. Such proportionate reduction of the Royalty Interest shall not limit Assignee’s rights with respect to such reduction under Section 1.04.
     Section 15.07 Further Assurances. Each Party shall execute, acknowledge, and deliver to the other Party all additional instruments and other documents reasonably required to describe more specifically any interests subject hereto, to vest more fully in Assignee the Royalty Interest conveyed (or intended to be conveyed) by this Conveyance, or to evidence or effect any transaction contemplated by this Conveyance. Assignor shall also execute and deliver all additional instruments and other documents reasonably required to transfer interests in state, federal, or Indian lease interests in compliance with applicable Legal Requirements or agreements. Upon expiration of the Term, Assignee shall, on request, execute, acknowledge and deliver to Assignor sufficient numbers of recordable instruments releasing all of the Subject Lands from this Conveyance.
     Section 15.08 The 7:00 A.M. Convention. Except as otherwise provided in this Conveyance, each calendar day, month, quarter, and year shall be deemed to begin at 7:00 a.m. Eastern Time on the stated day or on the first day of the stated month, quarter, or year, and to end at 7:00 a.m. Eastern Time on the next day or on first day of the next month, quarter, or year, respectively.

     Section 15.09 Counterpart Execution. This Conveyance may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one Conveyance. As between the Parties, any signature hereto delivered by a Party by facsimile transmission or email pdf. shall be deemed an original hereto.
     Section 15.10 Present and Absolute Conveyance. It is the express intention of Assignor and Assignee that the Royalty Interest is, and shall be construed for all purposes as, a present, fully-vested and absolute conveyance.
     Section 15.11 Tax Treatment. Notwithstanding that this Royalty Interest may be a real property interest for purposes of applicable state law, the Parties agree to treat this Royalty Interest as a mortgage loan for federal income tax purposes pursuant to Section 636(a) of the Code (and for the purposes of any similarly calculated state income or franchise taxes) but for no other purposes, and the Parties agree (a) to file all federal income tax and state income tax and franchise tax returns consistent with this Section 15.11, (b) to use a comparable yield of 10.8% per month for purpose of Treasury Regulation Section 1.1275-4(b) and (c) to utilize the “projected payment schedule” provided for in Treasury Regulation Section 1.1275-4(b) and attached hereto as Schedule 15.11 for purposes of reporting income and deductions (and adjustments thereto) in respect of the Royalty Interest. For avoidance of doubt, the parties acknowledge that Assignor (and not Assignee) is entitled to all tax credits and other applicable tax attributes attributable to this Royalty Interest and the production of Gas attributable thereto.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, each Party has caused this Conveyance to be executed in its name and behalf and delivered on the date or dates stated in the acknowledgment certificates appended to this Conveyance, to be effective as of the Effective Time.

ENERGY CORPORATION OF AMERICA
By:	/s/ Donald C. Supcoe
Name:	Donald C. Supcoe
Title:	Senior Vice President

EASTERN MARKETING CORPORATION
By:	/s/ Donald C. Supcoe
Name:	Donald C. Supcoe
Title:	President

Prepared by:
Vinson & Elkins LLP
1001 Fannin Street
Suite 2500
Houston, TX 77002-6760
Attention: Thomas Herbert
Signature Page to Term Overriding Royalty Interest Conveyance

S-1

THE STATE OF COLORADO	§
§
COUNTY OF DENVER	§
     On this, the 7th day of July, 2010, before me Julie Ann Kitano, a Notary public, personally appeared Donald C. Supcoe, who acknowledged himself to be the Senior Vice President of Energy Corporation of America, a West Virginia corporation, and that he as such Senior Vice President, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as Senior Vice President.
     In witness whereof, I hereunto set my hand and official seal.

[SEAL]	/s/ Julie Ann Kitano

My Commission Expires: 4-26-2014

THE STATE OF COLORADO	§
§
COUNTY OF Denver	§
     On this, the 7th day of July, 2010, before me Julie Ann Kitano, a Notary public, personally appeared Donald C. Supcoe, who acknowledged himself to be the President of Eastern Marketing Corporation, a West Virginia corporation, and that he as such President, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as President.
     In witness whereof, I hereunto set my hand and official seal.

[SEAL]	/s/ Julie Ann Kitano

My Commission Expires: 4-26-2014

CERTIFICATE OF RESIDENCE
     Eastern Marketing Corporation, as grantee and Assignee hereunder, hereby certifies that its precise address is:
4643 South Ulster Street
Suite 100
Denver, Colorado 80237-2867

EASTERN MARKETING CORPORATION
By:	/s/ Donald C. Supcoe
Name:	Donald C. Supcoe
Title:	President

Exhibit A
(Attached hereto.)
Exhibit A

Exhibit B
(Attached hereto.)
Exhibit B

Exhibit C
(Attached hereto.)
Exhibit C

Exhibit D
Private Investors
W. GASTON CAPERTON, III
CLARK CLEMENT and PAULETTE CLEMENT
MICHAEL J. COCHRAN, JR.
PETER H. COORS
RODNEY D. COX and JENNIFER M. COX
CURTIS FAMILY REVOCABLE TRUST
DORGAN LIVING TRUST
RANDALL C. FARKOSH and SHERRY J. FARKOSH
JOHN S. FISCHER and FAYE E. FISCHER
MICHAEL S. FLETCHER and BOBBETTE FLETCHER
J. MICHAEL FORBES
MARK A. FRY and TAMMY L. FRY
THOMAS R. GOODWIN
DANIEL EARL GRAHAM LIVING TRUST and SALLY QUEREAU GRAHAM LIVING TRUST
CLINT L. HIPKE
DAVID E. JORDAN and CAROL JORDAN
FRANCIS H. McCULLOUGH, III and KATHY L. McCULLOUGH
KATHERINE F. McCULLOUGH TRUST
KRISTIN McCULLOUGH TRUST
LESLEY K. McCULLOUGH TRUST
MEREDITH B. McCULLOUGH TRUST
DENNIS L. McGOWAN and N. GAYLE McGOWAN
ALISON MORK TRUST
JOHN MORK and JULIE MORK
KYLE MORK TRUST
ARTHUR C. NIELSEN, JR. TRUST DATED JULY 14, 2003
GEORGE O’MALLEY
JAY S. PIFER
NIKI D. RANDOLPH
PETER L. REBSTOCK
R. KENT SCHAMP
PETER A. SULLIVAN and WENDY H. SULLIVAN
DONALD C. SUPCOE and PATTY L. SUPCOE
RODNEY A. WINTERS and TAMMY M. WINTERS
Exhibit D

Schedule 15.11
(Attached hereto.)
Exhibit D